Exhibit 99.1

Contact:	Richard A. Lechleiter
Executive Vice President and
Chief Financial Officer
(502) 596-7734

KINDRED HEALTHCARE ANNOUNCES VOTING RESULTS

FOR THE 2009 ANNUAL MEETING OF SHAREHOLDERS

LOUISVILLE, Ky. (May 21, 2009) – Kindred Healthcare, Inc. (the “Company”) (NYSE: KND) today announced the voting results of the Company’s 2009 Annual Meeting of Shareholders held on May 20, 2009, at the Company’s office in Louisville, Kentucky.

At the annual meeting, the Company’s shareholders voted to elect the following board members to terms expiring at the Company’s 2010 Annual Meeting of Shareholders: Edward L. Kuntz, Joel Ackerman, Ann C. Berzin, Jonathan D. Blum, Dr. Thomas P. Cooper, Paul J. Diaz, Isaac Kaufman, Frederick J. Kleisner and Eddy J. Rogers, Jr. In addition, the Board of Directors has appointed Dr. Thomas P. Cooper as the Board’s lead independent director effective immediately.

In addition to electing directors, the Company’s shareholders approved the Company’s Amended and Restated Short-Term Incentive Plan and the Company’s Amended and Restated Long-Term Incentive Plan and ratified the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2009.

About Kindred Healthcare

Kindred Healthcare, Inc. is a healthcare services company, based in Louisville, Kentucky, with annual revenues of over $4 billion and approximately 54,800 employees in 40 states. At March 31, 2009, Kindred through its subsidiaries provided healthcare services in 661 locations, including 82 long-term acute care hospitals, 228 skilled nursing centers and a contract rehabilitation services business, Peoplefirst rehabilitation services, which served 351 non-affiliated facilities. Ranked first in Fortune magazine’s Most Admired Companies “Health Care: Medical Facilities” category, Kindred’s mission is to promote healing, provide hope, preserve dignity and produce value for each patient, resident, family member, customer, employee and shareholder we serve. For more information, go to www.kindredhealthcare.com.

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